Exhibit 99.1

Nordstrom Outlines Long-Term Growth Strategy: Closer To You
SEATTLE, Wash. (February 4, 2021) — Nordstrom, Inc. (NYSE: JWN) will discuss its long-term strategy to generate sustainable shareholder value at today's virtual investor event. The Company is also reiterating fourth quarter 2020 expectations, introducing its fiscal year 2021 outlook and providing its long-term financial outlook.
“We have a unique business model with two powerful brands, highly integrated digital and physical assets, incredible brand partners and employees who are truly unmatched when it comes to their commitment to the customer,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “Looking ahead, we are building on the strengths of our market strategy to fully unlock the potential of the digital-first platform we have built to better serve customers, gain market share and drive profitable growth.”

Accelerating Market Share Gains and Driving Profitable Growth
At the event, executive leaders will outline the Company’s focus on three areas of greatest opportunity:
•Winning in Nordstrom’s Most Important Markets. Nordstrom is extending the rollout of its market strategy to its 20 top markets that represent approximately 75 percent of sales, integrating Nordstrom Rack assets and further evolving the Company’s distribution capabilities. This strategy has proven to be a powerful enabler for the business and has now become its fundamental operating model.
•Broadening the Reach of Nordstrom Rack. Nordstrom is expanding the range of price points offered at Nordstrom Rack and better connecting physical and digital inventory to increase selection, all while improving profitability. The Company expects Nordstrom Rack to contribute approximately $2 billion in incremental sales over the long-term.
•Increasing Nordstrom’s Digital Velocity. Nordstrom is growing its assortment, delivering personalization at scale and increasing linkages between the Company’s digital and physical assets. The Company expects its digital business to represent approximately 50 percent of total sales going forward.
Unlocking the Full Potential of The Digital-First Platform: Closer To You
To deliver on the Company’s growth priorities, Nordstrom is unlocking the full potential of its digital-first platform, with a focus on gaining deeper insights, acquiring new customers, offering more choices, and delivering better service. This will allow the Company to deliver its "closer to you" brand promise to serve customers on their terms.
•Deeper Insights. Nordstrom is leveraging its technology platform to create a unified view of the customer as well as the Company’s product and inventory. These efforts enable Nordstrom to provide personalization at scale and enhance the overall customer experience.
•New Customers. Nordstrom is expanding the aperture of who it serves, as well as where and how it serves them, with a particular focus on increasing the breadth of customers at Nordstrom Rack.
•More Choices. Nordstrom is expanding its product offering, particularly in high growth categories, with potential to increase total selection from approximately 300,000 customer choices to more than 1.5 million.
•Better Service. Nordstrom is translating its excellence in service to a digital world, creating a truly seamless and interconnected experience to deliver meaningful and personal connections with customers wherever and however they choose to shop.
Through these efforts, Nordstrom is focused on accelerating revenue growth, expanding profit margin, improving returns and generating cash flow.
Fourth Quarter 2020 Outlook
In conjunction with today’s announcement, the Company is reiterating its fourth quarter 2020 outlook.
•Sales are expected to decrease in the low 20 percent range relative to the prior year
•Earnings before interest and taxes (EBIT) and operating cash flow are expected to be positive
•EBIT margin is expected to deleverage by approximately 500 basis points relative to the prior year

Fiscal 2021 Outlook
The Company also introduced its fiscal year 2021 financial outlook:
•Revenue, including retail sales and credit card revenues, is expected to grow more than 25 percent, with digital representing approximately 50 percent of total sales
•EBIT is expected to be positive
•Leverage ratio is expected to be approximately 3x by year-end
Long-Term Financial Outlook
Based on its new strategic framework, the Company outlined long-term outlook and capital allocation priorities, including:
•Revenue is expected to grow low single-digits annually from 2019 levels
•Operating income is expected to grow faster than revenue
•EBIT margin, as a percentage of sales, is expected to exceed 6 percent
•Return on invested capital is expected to be in the low teens
•Annual operating cash flow is expected to exceed $1 billion
•Annual capex is expected to be 3 to 4 percent of sales
•Leverage ratio is expected to return to approximately 2.5x or below by the end of 2022
Investor Event Details
This event, which starts at 9:00 a.m. PST and will run for approximately 2 hours and 30 minutes, will be available in its entirety through a live webcast at investor.nordstrom.com in the Events and Presentations section. Please register for the event at least 15 minutes before the start of the event using this link.
About Nordstrom
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 358 stores in the U.S. and Canada, including 100 Nordstrom stores; 249 Nordstrom Rack stores; two clearance stores; and seven Nordstrom Local service hubs. Additionally, customers are served online through Nordstrom.com, Nordstrom.ca, Nordstromrack.com, HauteLook.com and TrunkClub.com. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. The words "will," "may," "designed to," "outlook," "believes," "should," "targets," "anticipates," "assumptions," "plans," "expects," or "expectations," "intends," "estimates," "forecasts," "guidance" and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this news release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2020 and its Form 10-Qs for the fiscal quarters ended May 2, 2020, August 1, 2020 and October 31, 2020. These forward-looking statements are not guarantees of future performance and peak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

INVESTOR CONTACT:	Trina Schurman
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
NordstromPR@Nordstrom.com